Exhibit 99.1

Genworth Financial Announces Second Quarter 2021 Results

Second Quarter Net Income Of $240 Million And Adjusted Operating Income Of $194 Million

•

Continued Progress On Company’s Strategic Objectives With Strong Second Quarter Earnings, Preparations For An Initial Public Offering (IPO) Of Minority Interest In Enact[1] And Holding Company Debt Reduction

•	Enact Adjusted Operating Income Of $135 Million From Favorable Loss Performance Driven By Lower New Delinquencies

•	Enact’s PMIERs[2] Sufficiency Ratio Estimated At 165 Percent, $1,941 Million Above Published Requirements

•	U.S. Life Insurance Segment Adjusted Operating Income Of $71 Million Driven By LTC[3] Results Benefitting From In Force Rate Actions And Net Investment Income

•

Continued Progress Toward LTC Multi-Year Rate Action Plan (MYRAP) With $49 Million Incremental Annual Rate Increases Approved In Second Quarter, With An Estimated Net Present Value (NPV) Of Approximately $300 Million

•	Holding Company Cash And Liquid Assets Of $842 Million, Including $19 Million Restricted

•	September 2021 Debt Redemption Of $513 Million Completed Subsequent To Quarter-End

Richmond, VA (August 3, 2021) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2021. The company reported net income4 of $240 million, or $0.47 per diluted share, in the second quarter of 2021, compared with a net loss of $441 million, or $0.86 per diluted share, in the second quarter of 2020. The company reported adjusted operating income5 of $194 million, or $0.38 per diluted share, in the second quarter of 2021, compared with an adjusted operating loss of $23 million, or $0.05 per diluted share, in the second quarter of 2020.

[1]	Formerly known as U.S. Mortgage Insurance.
[2]	Private Mortgage Insurer Eligibility Requirements.
[3]	Long term care insurance.
[4]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[5]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

During the current quarter, Genworth continued to make progress on its strategic objectives to strengthen the financial condition of the company and create long-term shareholder value. The company continued preparations for a planned minority IPO of Enact, issued an early redemption notice for the September 2021 debt for a July redemption, made progress on reducing risk associated with the legacy LTC business through the MYRAP and continued planning for a new LTC joint venture in the U.S.

The planned IPO of Enact remains a key strategic objective for Genworth and is subject to market and other conditions, however because the company is in registration and subject to applicable publicity restrictions, Genworth is unable to comment further or provide any additional detail at this time.

On June 21, 2021, Genworth issued a notice of redemption for its outstanding 7.625% senior notes due September 2021. Subsequent to the end of quarter, on July 21, 2021, Genworth completed the redemption of the $513 million outstanding principal amount of such notes, which reduced remaining parent holding company public debt outstanding to $1.7 billion, along with the AXA S.A. (AXA) liability of approximately $345 million. Since 2013, the company has reduced its parent holding company debt by a total of approximately $2.2 billion, with over $1.2 billion retired in 2021 as of the date hereof.

Genworth continued to execute on its MYRAP during the current quarter, with the goal of achieving break-even on an economic basis for the legacy LTC business over time. Incremental annual rate increases of $49 million were approved during the current quarter, bringing the total net present value from LTC premium increases and benefit reductions achieved to $15.5 billion since 2012.

“We delivered very strong results in the second quarter while making progress on our strategic plan,” said Tom McInerney, Genworth President and CEO. “Today the company is on a more stable trajectory as a result of continued strong operating performance, strategic actions we’ve taken to reduce debt and excellent progress on the MYRAP over the past several years. Our goal is to reduce parent holding company debt to a sustainable level of approximately $1 billion, creating more financial flexibility to return capital to shareholders and invest in future growth. With an engaged Board of Directors and leadership team, a skilled and dedicated workforce and deep expertise and experience, Genworth is well positioned to create value over the long-term.”

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income (Loss)
	Three months ended June 30
	2021		2020
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$240	$0.47	$(441)	$(0.86)	154%
Adjusted operating income (loss)	$194	$0.38	$(23)	$(0.05)	NM	[6]
Weighted-average diluted shares	515.0		512.5

	As of June 30
	2021		2020
Book value per share	$29.89		$28.96
Book value per share, excluding accumulated other comprehensive income (loss)	$22.33		$20.17

Net investment gains, net of taxes and other adjustments, increased net income by $55 million in the current quarter. The investment gains were primarily driven by mark-to-market gains on limited partnerships in the LTC business. The net loss of $441 million in the second quarter of 2020 included $77 million of investment gains, net of taxes and other adjustments.

Net investment income was $844 million in the quarter, compared to $801 million in the prior quarter and $779 million in the prior year. Net investment income was higher than the prior quarter and prior year as a result of higher variable investment income, including income from limited partnerships, bond calls, commercial mortgage loan prepayments and the inflation impact on Treasury Inflation-Protected Securities (TIPS), primarily in the LTC business. The reported yield and the core yield5 for the quarter were 5.11 percent and 4.85 percent, respectively, compared to 4.84 percent and 4.73 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the quarter was approximately 23 percent. The effective tax rate was increased by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q2 21	Q1 21	Q2 20
Enact	$135	$126	$(3)
U.S. Life Insurance	71	62	(5)
Runoff	15	12	24
Corporate and Other	(27)	(32)	(39)

Total Adjusted Operating Income (Loss)	$194	$168	$(23)

[6]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) is included at the end of this press release.

Enact

Operating Metrics
(Dollar amounts in millions)	Q2 21	Q1 21	Q2 20
Adjusted operating income (loss)	$135	$126	$(3)
Primary new insurance written	$26,700	$24,900	$28,400
Loss ratio	12%	22%	94%

Enact reported adjusted operating income of $135 million, compared with adjusted operating income of $126 million in the prior quarter and an adjusted operating loss of $3 million in the prior year. Enact’s primary insurance in force increased 10 percent versus the prior year from strong new insurance written (NIW), partially offset by lower persistency. Primary NIW increased seven percent from the prior quarter due to an increase in purchase mortgage originations and was down six percent versus the prior year primarily from lower estimated market share partially offset by higher purchase originations and a larger private mortgage insurance market. Earned premiums in the quarter were lower than the prior quarter driven by lower single premium policy cancellations, higher ceded premiums and continued lapse of older, higher priced policies in the current low interest rate environment offset by insurance in force growth. Current quarter earned premiums were flat to the prior year as insurance in force growth was offset by a decrease in single premium policy cancellations, higher ceded premiums in the current year and the continued lapse of older, higher priced policies.

Enact’s current quarter results reflected losses of $30 million and a loss ratio of 12 percent, which were primarily driven by new delinquencies. New delinquencies decreased by 32 percent from 10,053 in the prior quarter to 6,862. Approximately 45 percent of new primary delinquencies in the current quarter were reported in forbearance plans which may cure at elevated rates relative to historical performance. Results in the prior quarter and prior year reflected losses of $55 million and $228 million, and a loss ratio of 22 percent and 94 percent, respectively. The sequential decrease in losses was driven mainly by lower losses from new delinquencies and the $10 million pre-tax reserve strengthening in the prior quarter. Current quarter losses decreased versus the prior year driven by higher new delinquencies and unfavorable reserve adjustments in the prior year as a result of the COVID-19 pandemic. The current quarter expense ratio of 27 percent was unfavorably impacted by approximately two percentage points from $4 million of strategic transaction preparation costs and restructuring costs of $2 million.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q2 21	Q1 21	Q2 20
Long Term Care Insurance	$98	$95	$48
Life Insurance	(40)	(63)	(81)
Fixed Annuities	13	30	28

Total U.S. Life Insurance	$71	$62	$(5)

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $98 million, compared with $95 million in the prior quarter and $48 million in the prior year. Earnings from in force rate actions were more favorable than the prior quarter and prior year, driven primarily by higher benefit reductions, which included policyholder benefit reduction elections made as part of a legal settlement, net of litigation expenses and taxes. LTC results also reflected higher net investment income of $63 million after-tax versus the prior year and $35 million after-tax versus the prior quarter from limited partnerships, bond calls, commercial mortgage loan prepayments and gains on TIPS.

Claim terminations in the current quarter were significantly lower compared to the prior quarter and prior year, returning to pre-pandemic levels. Higher claim terminations in recent quarters were assumed to be driven by the COVID-19 pandemic and temporary in nature resulting in the establishment, beginning in the fourth quarter of 2020, of a temporary COVID-19 mortality adjustment assuming that its mortality experience on the most vulnerable claimants was accelerated, leaving its overall claim population less likely to terminate compared to the pre-pandemic average population. Therefore, in the prior quarter, the company strengthened its claim reserves to temporarily adjust its mortality assumption by $53 million after-tax. However, in the current quarter, the company experienced lower mortality as the impacts of the pandemic lessened and did not establish additional claim reserves but reduced a portion of the COVID-19 mortality adjustment leaving a pre-tax balance of $143 million as of June 30, 2021. As the COVID-19 pandemic continues to develop, short-term mortality experience may fluctuate, and the company would increase or decrease the COVID-19 mortality adjustment accordingly.

New claim incidence increased slightly versus the prior quarter but remained lower than pre-pandemic levels, which drove continued favorable development on incurred but not reported (IBNR) claim reserves. Since the recent decrease in incidence is assumed to be driven by the COVID-19 pandemic and temporary in nature, IBNR claim reserves were strengthened by $23 million after-tax in the prior quarter and $29 million after-tax in the prior year.

Life Insurance

Life insurance reported an adjusted operating loss of $40 million, compared with adjusted operating losses of $63 million in the prior quarter and $81 million in the prior year. Mortality, attributable in part to the COVID-19 pandemic, was lower compared to the prior quarter but higher compared to the prior year. Current quarter results reflected lower deferred acquisition costs (DAC) amortization compared to the prior year, as the large 20-year level-premium term life insurance block written at the end of 2000 entered its post-level premium period following the 60-day grace period. Results also reflected lower reserve increases during the premium grace period in the 10-year term universal life insurance block associated with policies entering the post-level premium period compared to the prior year. Current quarter results included a $13 million after-tax charge related to DAC recoverability testing in the company’s universal life insurance products versus a $17 million after-tax charge related to these products in the prior quarter.

Fixed Annuities

Fixed annuities reported adjusted operating income of $13 million, compared with $30 million in the prior quarter and $28 million in the prior year. Results versus the prior quarter and prior year reflected lower mortality in the single premium immediate annuity product and unfavorable impacts from declining interest rates.

Runoff

Runoff reported adjusted operating income of $15 million, compared with $12 million in the prior quarter and $24 million in the prior year. Results in the current quarter reflected a benefit to the company’s variable annuity products from equity market performance that was favorable compared to the prior quarter but less favorable compared to the prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $27 million, compared with adjusted operating losses of $32 million in the prior quarter and $39 million in the prior year. Results in the current quarter reflected lower interest expense compared to both the prior quarter and prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q2 21	Q1 21	Q2 20
Enact
Consolidated Risk-To-Capital Ratio[7]	11.8:1	11.7:1	12.0:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	12.0:1	11.9:1	12.2:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio7,[8]	165%	159%	143%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[7]	270%	254%	222%
Holding Company Cash and Liquid Assets 9,[10]	$842	$757	$554

Key Points

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Enact’s PMIERs sufficiency ratio is estimated to be 165 percent, $1,941 million above published PMIERs requirements.[11] The PMIERs sufficiency ratio was up six points, or $177 million, sequentially, driven in part by the completion of an insurance linked notes transaction, which added $303 million of additional PMIERs capital credit as of June 30, 2021, elevated lapse from prevailing low interest rates, business cash flows and lower delinquencies, partially offset by elevated NIW. Additionally, elevated lapse continued to drive an acceleration of the amortization on reinsurance transactions executed in prior quarters, which caused a reduction in PMIERs capital credit in the current quarter;

•

PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $760 million at the end of the current quarter, compared to $1,012 million at the end of the prior quarter and $1,057 million at the end of the second quarter 2020. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier;

•	Enact Holdings, Inc.[12] held $284 million of cash as of June 30, 2021, unchanged from the prior quarter;

•

U.S. life insurance companies’ consolidated statutory risk-based capital is estimated to be 270 percent, up from the prior quarter primarily from LTC earnings driven by premium rate increases, benefit reductions, including the impacts from a legal settlement, and favorable claims experience; and

•

The holding company ended the quarter with $842 million of cash and liquid assets, including $19 million that is restricted. Cash and liquid assets increased $85 million from the prior quarter’s ending balance of $757 million primarily from $112 million of net tax inflows, partially offset by debt service costs. Subsequent to the quarter, the company redeemed all of its remaining $513 million of outstanding principal due in September 2021 for approximately $532 million, which included the principal amount, a make-whole premium and accrued and unpaid interest. The parent holding company public debt outstanding is $1.7 billion, as of the date hereof, in addition to the AXA liability of approximately $345 million.

[7]	Company estimate for the second quarter of 2021 due to timing of the preparation and filing of statutory statements.
[8]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. As of June 30, 2021, March 31, 2021, and June 30, 2020, the PMIERs sufficiency ratios were $1,941 million, $1,764 million and $1,275 million, respectively, of available assets above the published PMIERs requirements.

[9]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[10]

Genworth Holdings, Inc. had $742 million, $757 million and $504 million of cash, cash equivalents and restricted cash as of June 30, 2021, March 31, 2021 and June 30, 2020, respectively, which included $60 million and $10 million of restricted cash and cash equivalents as of March 31, 2021 and June 30, 2020, respectively. Genworth Holdings, Inc. also held $100 million and $50 million in U.S. government securities as of June 30, 2021 and June 30, 2020, respectively, which included $19 million and $49 million, respectively, of restricted assets.

[11]

The GSEs have imposed certain capital restrictions on the Enact business which remain in effect until certain conditions are met. These restrictions currently require Genworth Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 115 percent of PMIERs minimum required assets among other restrictions.

[12]	Formerly known as Genworth Mortgage Holdings, Inc., Genworth’s indirect wholly-owned mortgage insurance subsidiary.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call And Financial Supplement Information

This press release and the second quarter 2021 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on August 4, 2021. Investors are encouraged to review these materials.

Genworth will conduct a conference call on August 4, 2021 at 9:00 a.m. (ET) to discuss the quarter’s results. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s August 4th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 3957029. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 3957209 through August 18, 2021. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

The company repurchased $52 million and $146 million principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes with 2021 maturity dates for a pre-tax gain (loss) of $3 million and $(4) million in the second quarter of 2020 and the first quarter of 2021, respectively. These transactions were excluded from adjusted operating income (loss) as they relate to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $5 million and $1 million in the second quarters of 2021 and 2020, respectively, and $21 million in the first quarter of 2021 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three months ended June 30, 2021 and 2020, as well as for the three months ended March 31, 2021, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products included in the company’s Enact segment. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force for the company’s Enact segment. Insurance in force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans the company insures. Risk in force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the U.S. mortgage insurance business included in the company’s Enact segment, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business included in the company’s U.S. Life Insurance segment, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to a potential minority IPO of Enact Holdings, Inc. (Enact Holdings), future reductions of debt, potential dividends or share repurchases, and future strategic investments, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

the company may be unable to successfully execute strategic plans to effectively address its current business challenges including: the company’s debt maturities and other near-term liabilities and financial obligations, reducing costs, stabilizing its U.S. life insurance businesses without additional capital contributions, improving overall capital and ratings; the risk that the impacts of or uncertainty created by the COVID-19 pandemic delay or hinder strategic transactions or otherwise make strategic transactions less attractive; the inability to pursue strategic transactions; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue (including a potential partial sale of Enact Holdings) in each case, in a timely manner and on anticipated terms; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; a failure to obtain any required regulatory, stockholder, noteholder approvals and/or other third-party approvals or consents for such strategic transactions; market conditions that do not permit such a strategic transaction to be completed or negatively impacts the overall timing and final terms of such a strategic transaction; the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; an inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity and equity securities;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital, including the impact on the company’s liquidity due to the repayment of its September 2021 debt maturity; an inability to obtain further financing or liquidity, either by raising capital through issuing additional debt or equity, including convertible or equity-linked securities, and/or selling a percentage of the company’s ownership interest in Enact Holdings prior to the company’s future debt maturities, or an inability to obtain a secured term loan or credit facility; the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from Enact Holdings, including as a result of the COVID-19 pandemic; the impact of increased leverage as a result of the AXA settlement and related restrictions;

continued availability of capital and financing; future adverse rating agency actions against the company or Enact Holdings, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans; defaults on mortgage loans or other assets underlying the company’s investments in its mortgage-backed and asset-backed securities and volatility in performance;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in the company’s Enact segment; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from Enact Holdings, and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); risks on Enact Holdings’ ability to pay its holding company dividends as a result of the government-sponsored enterprises (GSEs) amendments to PMIERs in response to COVID-19 or additional PMIERs requirements or other restrictions that the GSEs may place on the ability of Enact Holdings to pay dividends to its holding company, including additional potential PMIERs restrictions that the GSEs may impose if the potential partial sale of Enact Holdings does not occur by the beginning of October 2021; the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the Enact segment; additional restrictions placed on the Enact segment by government and government-owned and the GSEs in connection with a new debt financing and/or sale of a percentage of its ownership interests therein; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

•

operational risks including: the inability to retain, attract and motivate qualified employees or senior management; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems, business continuity plans and failures to safeguard or breaches of confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: the occurrence of natural or man-made disasters or a pandemic, similar to the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:

Investors:	InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

			Three months
	Three months ended		ended
	June 30,		March 31,
	2021	2020	2021
Revenues:
Premiums	$947	$957	$968
Net investment income	844	779	801
Net investment gains (losses)	70	93	33
Policy fees and other income	180	174	183

Total revenues	2,041	2,003	1,985

Benefits and expenses:
Benefits and other changes in policy reserves	1,161	1,447	1,218
Interest credited	127	139	131
Acquisition and operating expenses, net of deferrals	304	210	275
Amortization of deferred acquisition costs and intangibles	86	87	77
Interest expense	43	42	51

Total benefits and expenses	1,721	1,925	1,752

Income from continuing operations before income taxes	320	78	233
Provision for income taxes	75	23	59

Income from continuing operations	245	55	174
Income (loss) from discontinued operations, net of taxes	(5)	(473)	21

Net income (loss)	240	(418)	195
Less: net income (loss) from continuing operations attributable to noncontrolling interests	—	—	—
Less: net income from discontinued operations attributable to noncontrolling interests	—	23	8

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$240	$(441)	$187

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$245	$55	$174
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(5)	(496)	13

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$240	$(441)	$187

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.48	$0.11	$0.35

Diluted	$0.47	$0.11	$0.34

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.47	$(0.87)	$0.37

Diluted	$0.47	$(0.86)	$0.37

Weighted-average common shares outstanding:
Basic	507.0	505.4	506.0

Diluted	515.0	512.5	513.8

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three		Three
	months ended		months ended
	June 30,		March 31,
	2021	2020	2021
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$240	$(441)	$187
Add: net income (loss) from continuing operations attributable to noncontrolling interests	—	—	—
Add: net income from discontinued operations attributable to noncontrolling interests	—	23	8

Net income (loss)	240	(418)	195
Less: income (loss) from discontinued operations, net of taxes	(5)	(473)	21

Income from continuing operations	245	55	174
Less: net income (loss) from continuing operations attributable to noncontrolling interests	—	—	—

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	245	55	174
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	(70)	(97)	(33)
(Gains) losses on early extinguishment of debt	—	(3)	4
Expenses related to restructuring	5	1	21
Taxes on adjustments	14	21	2

Adjusted operating income (loss)	$194	$(23)	$168

Adjusted operating income (loss):
Enact segment	$135	$(3)	$126
U.S. Life Insurance segment:
Long Term Care Insurance	98	48	95
Life Insurance	(40)	(81)	(63)
Fixed Annuities	13	28	30

Total U.S. Life Insurance segment	71	(5)	62

Runoff segment	15	24	12
Corporate and Other	(27)	(39)	(32)

Adjusted operating income (loss)	$194	$(23)	$168

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.47	$(0.87)	$0.37

Diluted	$0.47	$(0.86)	$0.37

Adjusted operating income (loss) per share:
Basic	$0.38	$(0.05)	$0.33

Diluted	$0.38	$(0.05)	$0.33

Weighted-average common shares outstanding:
Basic	507.0	505.4	506.0

Diluted	515.0	512.5	513.8

[13]	For the three months ended June 30, 2021, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(4) million.

Reconciliation of Adjusted Operating Loss Previously Reported to Adjusted Operating Loss

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

Three months ended
June 30,
2020
Adjusted operating loss as previously reported	$(21)
Remove Australia Mortgage Insurance segment adjusted operating income reported as discontinued operations	(1)
Adjustment for corporate overhead allocations, net of taxes[14]	(4)
Tax adjustments[15]	3

Re-presented adjusted operating loss	$(23)

[14]	Expenses previously reported in the Australia Mortgage Insurance segment and moved to Corporate and Other activities.
[15]	Tax impacts resulting from the classification of Genworth Mortgage Insurance Australia Limited as discontinued operations.

Condensed Consolidated Balance Sheets

(Amounts in millions)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Cash, cash equivalents, restricted cash and invested assets	$75,805	$77,917
Deferred acquisition costs	1,212	1,487
Intangible assets	151	157
Reinsurance recoverable, net	16,666	16,819
Deferred tax and other assets	614	469
Separate account assets	6,202	6,081
Assets related to discontinued operations	—	2,817

Total assets	$100,650	$105,747

Liabilities and equity
Liabilities:
Future policy benefits	$42,165	$42,695
Policyholder account balances	19,944	21,503
Liability for policy and contract claims	11,546	11,486
Unearned premiums	695	775
Other liabilities	1,664	1,614
Long-term borrowings	2,924	3,403
Separate account liabilities	6,202	6,081
Liabilities related to discontinued operations	346	2,370

Total liabilities	85,486	89,927

Equity:
Common stock	1	1
Additional paid-in capital	12,018	12,008
Accumulated other comprehensive income (loss)	3,834	4,425
Retained earnings	2,011	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,164	15,318
Noncontrolling interests	—	502

Total equity	15,164	15,820

Total liabilities and equity	$100,650	$105,747

Reconciliation of Reported Yield to Core Yield

	Three
	months ended
	June 30,	March 31,
	2021	2021
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$75.2	$72.9
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	8.9	6.9

Adjusted End of Period Invested Assets and Cash	$66.2	$65.9

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$66.1	$66.2

(Income - amounts in millions)
Reported Net Investment Income	$844	$801
Subtract:
Bond calls and commercial mortgage loan prepayments	39	15
Other non-core items[16]	3	2

Core Net Investment Income	$802	$784

Reported Yield	5.11%	4.84%

Core Yield	4.85%	4.73%

[16]	Includes cost basis adjustments on structured securities and various other immaterial items.